EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-53047 on Form S-8, No. 333-41027 on Form S-8, No. 333-41899 on Form S-8, No. 333-47080 on Form S-8, No. 333-67718 on Form S-8, and No. 333-110396 on Form S-8 of our reports dated March 11, 2005 relating to the financial statements and financial statement schedule of C.H. Robinson Worldwide, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accountings Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation, described in Note 7) and management’s report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2004.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

March 11, 2005